UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Levitt Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEVITT CORPORATION
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33304

September 6, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Levitt Corporation, which will be held on September 26, 2007 at   a.m., local time, at          .

Please read these materials so that you will know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you cannot attend the meeting.

On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
CORPORATE GOVERNANCE

LEVITT CORPORATION
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on September 26, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Levitt Corporation (the “Company”) will be held at                     on September 26, 2007 commencing at   a.m., local time, for the following purposes:

1. To elect three directors to the Company’s Board of Directors to serve until the Annual Meeting in 2010.

2. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of Class A Common Stock from 50,000,000 to 150,000,000.

3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The matters listed above are more fully described in the Proxy Statement that forms a part of this Notice.

Only shareholders of record at the close of business on August 30, 2007 are entitled to notice of and to vote at the Annual Meeting.

Sincerely yours,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida
September 6, 2007

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

LEVITT CORPORATION
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309

PROXY STATEMENT

The Board of Directors of Levitt Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at                     on September 26, 2007 at      a.m., local time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about September 6, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Meeting accompanying this Proxy Statement, including the election of directors and the amendment to the Company’s Amended and Restated Articles of Incorporation, as well as any other matters which may properly be brought before the Annual Meeting.

Who is entitled to vote at the meeting?

Record holders of the Company’s Class A Common Stock (“Class A Stock”) and record holders of the Company’s Class B Common Stock (“Class B Stock”) at the close of business on August 30, 2007 may vote at the meeting.

On August 30, 2007,           shares of Class A Stock and 1,219,031 shares of Class B Stock were outstanding and, thus, are eligible to vote at the Annual Meeting.

What are the voting rights of the holders of Class A Stock and Class B Stock?

Holders of Class A Stock and the holder of Class B Stock will vote as one class of common stock on each of the matters to be voted upon at the Annual Meeting. Holders of Class A Stock are entitled to one vote per share, with all holders of Class A Stock having in the aggregate 53% of the general voting power. The number of votes represented by each share of Class B Stock, which represent in the aggregate 47% of the general voting power, is calculated each year in accordance with the Company’s Amended and Restated Articles of Incorporation. At the Annual Meeting, each outstanding share of Class B Stock will be entitled to           votes on each matter.

Additionally, although the terms of our Amended and Restated Articles of Incorporation require the holder of Class B Stock to vote separately as a class with respect to the proposed amendment to the Company’s Amended and Restated Articles of Incorporation, the Company has received the written consent of BFC Financial Corporation (“BFC”), as the sole holder of the Class B Stock, approving the proposed amendment.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of the Company’s common stock outstanding on August 30, 2007 will constitute a quorum, permitting the conduct of business at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting by mailing in the enclosed proxy card or by transmitting your voting instructions by telephone or internet as described in further detail on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker or nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are my choices when voting?

With respect to the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this Proxy Statement beginning at page 8.

With respect to the proposal to approve the amendment to the Company’s Amended and Restated Articles of Incorporation, you may vote for the proposal, against the proposal or abstain from voting on the proposal. This proposal is described in this Proxy Statement beginning at page 23.

What is the Board’s recommendation?

The Board of Directors recommends a vote FOR all of the nominees for director and FOR the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card how you want to vote your shares, we will vote them FOR all of the nominees for director and FOR the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation.

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Company’s Secretary;

•	by submitting another proxy that is dated later and is properly signed; or

•	by voting in person at the Annual Meeting.

What vote is required for a proposal to be approved?

For the election of directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation, the affirmative vote of the holders of a majority of the votes cast on the proposal will be required for approval. Since abstentions are treated for these purposes as votes cast on the proposal, abstentions will effectively count as votes against the adoption of the amendment to the Company’s Amended and Restated Articles of Incorporation. Additionally, although the terms of our Amended and Restated Articles of Incorporation require the holder of Class B Stock to vote separately as a class with respect to the proposed amendment to the Company’s Amended and Restated Articles of Incorporation, the Company has received the written consent of BFC, as the sole holder of the Class B Stock, approving the proposed amendment

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the broker. Whether the broker may vote your shares in its discretion depends on the proposals before the Annual Meeting. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” The election of directors is a routine matter on which brokers will be permitted to vote your shares if no voting instructions are furnished. The rules of the New York Stock Exchange, however, do not permit your broker to vote your shares in its discretion on proposals that are not considered “routine.” The approval of the amendment to the Company’s Amended and Restated Articles of Incorporation is a non-routine matter. Accordingly, if your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal. This is called a “broker non-vote.” However, because shares that constitute broker non-votes (which include shares as to which brokers withhold authority) will not be considered entitled to vote on such matters, broker non-votes will have no effect on the outcome of the proposal.

Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE

Pursuant to the Company’s By-laws and the Florida Business Corporation Act, the Company’s business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

The full Board undertook a review of each director’s independence and the facts underlying those determinations on February 26, 2007. During this review the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported below under “Certain Relationships and Related Transactions.” It also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent under applicable laws and regulations and the New York Stock Exchange listing standards. As permitted by the listing standards of the New York Stock Exchange, the Board has determined that the following categories of relationships will not constitute material relationships that impair a director’s independence: (i) serving on third party boards of directors with other members of the Board, (ii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments or gifts do not exceed the greater of $1 million or 2% of such company’s or charity’s consolidated gross revenues, and (iii) investments by directors in common with each other or the Company, its affiliates or executive officers. As a result of its review of the relationships of each of the members of the Board, and considering these categorical standards, the Board has affirmatively determined that a majority of the Board members, including James Blosser, S. Lawrence Kahn, III, Alan Levy, Joel Levy, and William Nicholson, are independent directors within the meaning of the listing standards of the New York Stock Exchange and applicable law.

Committees of the Board of Directors and Meeting Attendance

The Company’s Board of Directors has established Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted a written charter for each of these three committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of the Company’s website at www.levittcorporation.com, and each is available in print without charge to any shareholder.

The Board met nine times and executed one unanimous written consent in lieu of a meeting during 2006. Except James Blosser, who attended six Board meetings and four Nominating and Corporate Governance Committee meetings in 2006, each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he served. All of the then-serving members of the Board of Directors attended the Company’s Annual Meeting of Shareholders in 2006, although the Company has no formal policy requiring them to do so.

The Audit Committee

The Audit Committee consists of Joel Levy, Chairman, William Nicholson and S. Lawrence Kahn, III. The Board has determined that all current members of the Audit Committee are “financially literate” and “independent” within the meaning of the listing standards of the New York Stock Exchange and applicable Securities and Exchange Commission (“SEC”) regulations. Mr. Levy, the Chairman of this committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met nine times during the 2006 fiscal year, and its members also held various informal conference calls as a committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from the Company’s outsourced internal audit group, periodically meets with management and the Company’s independent auditors to receive information concerning internal controls over financial reporting and any deficiencies in such controls, and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included at page 19.

The Compensation Committee

The Compensation Committee consists of S. Lawrence Kahn, III, Chairman, Alan Levy and William Nicholson. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange. In addition, each Compensation Committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee met nine times during 2006. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of the Company’s other executive officers. It also administers the Company’s equity-based and performance-based compensation plans.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of James Blosser, Chairman, Alan Levy and Joel Levy, each of whom has been determined by the Board of Directors to meet the New York Stock Exchange’s standards for independence. The Nominating and Corporate Governance Committee met five times during 2006. The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for the Company, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

Generally, the Nominating and Corporate Governance Committee will identify candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Nominating and Corporate Governance Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Nominating and Corporate Governance Committee considers appropriate. In assessing potential new directors, the Nominating and Corporate Governance Committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board. Since the Company’s 2006 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee has not nominated a new candidate for election as director.

Under the Company’s By-laws, nominations for directors may be made only by or at the direction of the Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in the Company’s By-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. For the Company’s 2008 Annual Meeting of

Shareholders, the Company must receive this notice between May 29 and June 28, 2008 (or by such other date as set forth in a Company filing under the Exchange Act).

Investment Committee

The Investment Committee was established by the Company’s Board of Directors by resolution in September 2003 and consists of Alan B. Levan, Chairman, John E. Abdo, William Nicholson and two outside, non-voting advisory members. The Investment Committee met 17 times in 2006. The Investment Committee assists the Board in supervising and overseeing the management of the Company’s investments in capital assets. Specifically, the Investment Committee (i) reviews and approves all real property transactions, (ii) authorizes new project and working capital debt subject to guidelines established by the Board, and (iii) authorizes refinancing and other modifications to existing project and other working capital debt subject to limits established by the Board.

Executive Sessions of Non-Management and Independent Directors

On January 23, and July 24, 2006 the non-management directors of the Company met in an executive session of the Board in which management directors and other members of management did not participate. Mr. Dornbush was the presiding director for these sessions. The non-management directors will meet at semi-annual scheduled meetings each year, and may schedule additional meetings without management present as they determine to be necessary.

Director and Management Indebtedness

The Company has not made any loans to its executive officers or directors.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group, can write to the Company’s Secretary at Levitt Corporation, 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If the person submitting the letter is a shareholder, the letter should include a statement indicating such. Depending on the subject matter, an officer of the Company will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Company will post amendments to or waivers from its Code of Ethics to the extent applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website at www.levittcorporation.com. There were no such waivers during 2006. The Company made ministerial amendments to the Code of Ethics on December 18, 2006. The amended Code of and Ethics has been posted on the Company’s website at www.levittcorporation.com.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has designated Alan Levy, S. Lawrence Kahn, III and William R. Nicholson, none of whom are employees of the Company or any of its subsidiaries, to serve on the Compensation Committee. The

Company’s Chairman and Vice Chairman are also executive officers of BFC, the Company’s controlling shareholder. In addition, the Company’s Chairman and Vice Chairman are also executive officers of BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”) and of Bluegreen Corporation (“Bluegreen”), each of which is an affiliate of the Company. Each of the Company’s Chairman and Vice Chairman also receives compensation from BFC and from BankAtlantic Bancorp and was granted stock options by Bluegreen.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2006, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

1)	PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

The Board of Directors currently consists of nine directors divided into three classes, each of which has a three year term expiring in annual succession. The Company’s By-laws provide that the Board of Directors shall consist of no less than three or more than twelve directors. The specific number of directors is set from time to time by resolution of the Board. A total of three directors will be elected at the Annual Meeting, all of whom will be elected for the term expiring in 2010.

Each of the nominees was recommended for nomination by the Nominating and Corporate Governance Committee and has consented to serve the term indicated. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING IN 2010:

WILLIAM SCHERER	Director since 2001

Mr. Scherer, age 59, has been an attorney in the law firm of Conrad & Scherer, P.A. since 1974.

S. LAWRENCE KAHN, III	Director since 2003

Mr. Kahn, III, age 61, has been the President and Chief Executive Officer since 1986 of Lowell Homes, Inc., a Florida corporation engaged in the business of homebuilding. Mr. Kahn also serves as a director of the Great Florida Bank.

JOEL LEVY	Director since 2003

Mr. Levy, age 67, has been the Vice Chairman of the Board of Adler Group, Inc., a commercial real estate company, since 1984, and served as the Chief Operating Officer of Adler Group, Inc. from 1984 through 2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT ALL OF THE NOMINEES BE ELECTED AS DIRECTORS.

The Directors Continuing in Office are:

TERMS ENDING IN 2008:

JOHN E. ABDO	Director since 1985

Mr. Abdo, age 64, has been Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of BFC since 1988 and Vice Chairman of the Board of BFC since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp since 1994 and Vice Chairman of the Board of the Company since April 2001. He has been President and Chief Executive Officer of Abdo Companies, Inc., a real estate development, construction and brokerage firm, for more than five years. He is also a director of Benihana, Inc. (“Benihana”), an Asian-themed restaurant chain, and has been a director and Vice Chairman of Bluegreen since 2002.

WILLIAM NICHOLSON	Director since 2003

Mr. Nicholson, age 61, has been a principal with Heritage Capital Group since 2003. Previously, Mr. Nicholson served as Managing Director of Bank of America Securities and Bank of America in the real estate advisory group.

ALAN J. LEVY	Director since 2005

Mr. Levy, age 67, is the founder and, since 1980, has served as the President and Chief Executive Officer of Great American Farms, Inc., an agricultural company involved in the farming, marketing and distribution of a variety of fruits, vegetables and meat products.

TERMS ENDING IN 2009:

ALAN B. LEVAN	Director since 1987

Mr. Levan, age 62, formed the I.R.E. Group (predecessor to BFC) in 1972. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of BFC or its predecessors. He has been Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp since 1994 and Chairman of the Board of BankAtlantic since 1987. He has been Chairman of the Board and Chief Executive Officer of the Company since 1985 and Chairman of Bluegreen since 2002.

JAMES BLOSSER	Director since 2003

Mr. Blosser, age 69, has been an attorney with the law firm of Blosser & Sayfie since 2001. Additionally, from 1999 to 2004 he was a partner with the governmental relations firm of Poole, McKinley & Blosser. Prior to 1999, he was an Executive Vice President of Huizenga Holdings, a sports, investment and entertainment conglomerate in Fort Lauderdale, Florida.

DARWIN DORNBUSH	Director since 2003

Mr. Dornbush, age 77, is a senior partner in the law firm of Dornbush Schaeffer Strongin & Weinstein, LLP. He has served as Secretary of Benihana and its predecessor since 1983, and he has been a director of Benihana since 1995. Mr. Dornbush has served as Secretary and since 1980 he has been a director of Benihana of Tokyo, the parent company of Benihana. Mr. Dornbush is also a director of Cantel Medical Corp., a healthcare company.

Identification of Executive Officers

The following individuals are executive officers of the Company:

Name	Position

Alan B. Levan	Chairman of the Board and Chief Executive Officer
John E. Abdo	Vice Chairman
Paul J. (“Pete”) Hegener	President of Core Communities, LLC
Jeanne T. Prayther	Chief Accounting Officer
George P. Scanlon	Executive Vice President and Chief Financial Officer
Seth M. Wise	President of Levitt Corporation and Chief Operating
Officer of Levitt and Sons, LLC

The following additional information is provided for the executive officers shown above that are not directors of Levitt:

Paul J. (“Pete”) Hegener, age 66, joined Core Communities, LLC (“Core Communities”), the Company’s wholly-owned master-planned community development subsidiary, in 1992 as its President.

Jeanne T. Prayther, age 40, has been employed by the Company since May 2006 and was appointed Chief Accounting Officer of the Company in July 2006. Ms. Prayther was employed by KPMG LLP from 1988 to 2000. Ms. Prayther was subsequently employed by Daleen Technologies, Inc., a global provider of high performance billing and customer care software solutions, as Vice President — Finance from June 2000 to August 2001 and as Chief Financial Officer from August 2001 to May 2004. From May 2004 to May 2006, Ms. Prayther was Vice President of Finance and Corporate Controller of Mastec, Inc., a leading specialty contractor for communications companies, utilities and governments.

George P. Scanlon, age 49, joined the Company in August 2004 and was named Executive Vice President and Chief Financial Officer. Mr. Scanlon also currently serves as Executive Vice President and Chief Financial Officer of BFC. Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation from December 2001 to August 2004. Datacore is a privately-owned independent software vendor specializing in storage control, storage management and storage consolidation. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer of Seisint, Inc. from November 2000 to September 2001. Seisint was a privately-owned technology company specializing in providing data search and processing products. Prior to joining Seisint, Mr. Scanlon was employed at Ryder System, Inc. from August 1982 to June 2000, serving in a variety of financial positions, including Senior Vice President — Planning and Controller. Ryder is a publicly-traded Fortune 500 provider of transportation, logistics and supply chain management services.

Seth M. Wise, age 37, was named President of the Company in July 2005. He previously served as Executive Vice President beginning in September 2003. He became Chief Operating Officer of Levitt and Sons, LLC (“Levitt and Sons”), the Company’s wholly-owned homebuilding subsidiary, in 2006. Previously, Mr. Wise was a Vice President of Abdo Companies, Inc., a South-Florida-based private real estate development company controlled by John E. Abdo.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors reviews and approves transactions in which the Company was or is to be a participant, the amount involved exceeded or will exceed $120,000 annually and any of the Company’s directors or executive officers, or their immediate family members, had or will have a direct or indirect material interest. When considering a related person transaction, the Company’s Board of Directors analyzes, among other factors it deems appropriate, whether such related person transaction was or is to be for the benefit of the Company and upon terms no less favorable to the Company than if the related person transaction was with an unrelated party. During 2006, no related person transaction occurred where this process was not followed.

Transactions with Related Persons

The Company and BankAtlantic Bancorp are under common control. The controlling shareholder of the Company and BankAtlantic Bancorp is BFC. BankAtlantic Bancorp is the parent company of BankAtlantic. The majority of BFC’s capital stock is owned or controlled by the Company’s Chairman and Chief Executive Officer, Alan B. Levan, and by the Company’s Vice Chairman, John E. Abdo, both of whom are also directors of the Company and executive officers and directors of each of BFC, BankAtlantic Bancorp and BankAtlantic. Mr. Levan and Mr. Abdo are the Chairman and Vice Chairman, respectively, of Bluegreen.

The Company, BFC, BankAtlantic Bancorp and Bluegreen entered into a shared services arrangement, pursuant to which BFC provides the Company, BankAtlantic Bancorp and Bluegreen with various executive and administrative services. In 2006, the Company paid $912,000 for risk management, investor relations and human resources services provided to the Company by BFC, including the sublease of office space which is leased by BFC from BankAtlantic Bancorp on a month-to-month basis. An additional $185,000 was paid in 2006 to BankAtlantic Bancorp for miscellaneous expense reimbursements and similar services provided in 2005.

The Company maintains securities sold under repurchase agreements at BankAtlantic. The balance in its accounts at December 31, 2006 was $4.6 million, and BankAtlantic paid interest to the Company on its accounts in 2006 of $436,000.

The Company utilizes the services of Conrad & Scherer, P.A., a law firm in which William R. Scherer, a member of the Board of Directors, is a member. The Company paid fees aggregating $470,000 to this firm during the year ended December 31, 2006.

Certain of the Company’s executive officers separately receive compensation from affiliates of the Company for services rendered to those affiliates. Members of the Company’s Board of Directors and executive officers also have banking relationships with BankAtlantic in the ordinary course of BankAtlantic’s business.

During the year ended December 31, 2005 and 2004, actions were taken by the Company with respect to the development of certain property owned by BankAtlantic. The Company’s efforts included the successful rezoning of the property and obtaining the permits necessary to develop the property for residential and commercial use. At December 31, 2005, BankAtlantic had agreed to reimburse the Company $438,000 for the out-of-pocket costs incurred by it in connection with these efforts. As of December 31, 2006, this balance had been paid in full and no further amounts remain outstanding.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (referred to within this section as the “Committee”) administers the compensation program for the Company’s executive officers. The Committee reviews and determines all executive officer compensation, administers the Company’s equity incentive plans (including reviewing and approving grants to the Company’s executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs.

The Committee’s charter reflects these responsibilities, and the Committee and the Board of Directors periodically review and, if appropriate, revise the charter. The Board of Directors determines the Committee’s membership, which is composed entirely of independent directors. The Committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. At Board meetings, the Chairman of the Committee reports on Committee actions and recommendations, as he deems appropriate. Executive compensation is reviewed at executive sessions of the Board.

Throughout this Proxy Statement, the term “Named Executive Officers” is used to refer collectively to the individuals included on the Summary Compensation Table on page 14.

Compensation Philosophy and Objectives

The Company’s compensation program for executive officers consists of a base salary, an annual cash incentive and bonus program, periodic grants of restricted stock or stock options and health and welfare benefits. The Committee believes that the most effective executive officer compensation program is one that is designed to align the interests of the executive officers with those of shareholders by compensating the executive officers in a manner that advances both the short-and long-term interests of the Company and its shareholders. The Committee believes that the Company’s compensation program for executive officers is appropriately based upon the Company’s performance, the performance and level of responsibility of the executive officer and the market, generally, with respect to executive officer compensation.

Messrs. Levan and Abdo hold executive positions at BFC and BankAtlantic Bancorp and receive compensation from BFC and BankAtlantic Bancorp. While the Committee does not determine the compensation paid to Messrs. Levan and Abdo by BFC or BankAtlantic Bancorp, the Committee considers the fact that Messrs. Levan and Abdo each devote time to the operations of BFC and BankAtlantic Bancorp when determining the compensation the Company pays to them.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers and the Company’s other executive officers and approves recommendations regarding equity awards to all of the Company’s employees. The Chief Executive Officer annually reviews the performance of each of the Named Executive Officers (other than himself, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary, annual cash incentive awards and stock option awards, are presented to the Committee. The Committee can exercise its discretion in modifying upward or downward any recommended amounts or awards to executive officers. In 2006, the Committee accepted without modification the recommendations of the Chief Executive Officer with respect to the base salary, annual cash incentive awards and stock option awards paid or to be paid by the Company to its executive officers.

Executive Officer Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the Named Executive Officers were:

•	base salary;

•	the Company’s annual incentive and bonus program; and

•	long-term equity incentive compensation.

Base Salary

The Committee believes that the base salaries offered by the Company are competitive based on a review of market practices and the duties and responsibilities of each Named Executive Officer. In setting base salaries, the Committee periodically examines market compensation levels and trends observed in the market for executives of comparable experience and skills. Market information is used as an initial frame of reference for establishing and adjusting base salaries. The Committee believes that the Named Executive Officers’ base salaries should be competitive with those of other executives with comparable experience at organizations similar to the Company.

In addition to examining market compensation levels and trends, the Committee makes base salary decisions for the Named Executive Officers based on an annual review by the Committee with input and recommendations from the Chief Executive Officer. The Committee’s review includes, among other things, the functional and decision-making responsibilities of each position, the significance of each Named Executive Officer’s specific area of individual responsibility to the Company’s financial performance and achievement of overall goals, and the contribution, experience and work performance of each Named Executive Officer.

With respect to base salary decisions for the Chief Executive Officer, the Committee made an assessment of Mr. Levan’s past performance as Chief Executive Officer and its expectations as to his future contributions to the Company, as well as the factors described above for the other Named Executive Officers, including examining market compensation levels and trends and evaluating his individual performance and the Company’s financial condition, operating results and attainment of strategic objectives. In evaluating the performance of Mr. Levan for purposes of not only his base salary, but also any cash bonus under the Company’s annual incentive program and stock option awards under the Company’s long-term equity incentive compensation program, the Committee considered the Company’s 2006 operating results and its financial condition. In its review, the Committee noted several specific items relative to Mr. Levan’s performance, including his leadership and critical assessment of the issues facing the Company.

The 2006 base salary of each of Messrs. Levan, Abdo and Scanlon increased approximately 4% from 2005. The 2006 base salary of Mr. Weiner, former Chief Executive Officer of Levitt and Sons, increased approximately 19% from 2005. Mr. Hegener’s 2006 base salary did not increase from 2005. For 2007, the Committee has approved increases of approximately 4% in Messrs. Levan’s and Abdo’s respective base salaries from 2006 and an increase of approximately 49% in Mr. Hegener’s base salary from 2006. The Committee has also approved a 2007 base salary of $175,000 for Mr. Scanlon, a decrease of approximately 39% from his 2006 base salary from the Company. However, Mr. Scanlon is also now serving as Chief Financial Officer of BFC and will receive a salary of $175,000 in that capacity. Effective April 1, 2007, Mr. Weiner retired as Chief Executive Officer of Levitt and Sons, and accordingly he no longer serves as an executive officer of the Company. Mr. Weiner continues to serve the Company in a non-executive position.

Annual Incentive and Bonus Program

The Company’s annual incentive and bonus program is a cash bonus plan designed to promote high performance and achievement of shorter-term corporate strategic goals and initiatives, encourage the growth of shareholder value, and allow executives, including the Named Executive Officers, to participate in the growth and profitability of the Company. This program includes elements tied to the achievement of pre-established, objective individual and company-wide annual financial performance goals. These goals are established each year during the Company’s annual budget cycle, and the portion of an executive officer’s cash bonus under the plan that is related to financial performance goals varies upon the impact that he or she has on the overall corporate and respective division financial performance. The Company’s annual incentive program also includes a discretionary element tied to a subjective evaluation of overall performance in areas outside those that can be objectively measured from financial results. Each executive officer’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive officer’s responsibilities.

The Company paid a bonus of $100,000 to Mr. Scanlon for his service to the Company during 2006, all of which was based on a subjective evaluation of overall performance in areas other than those that can be objectively measured from specific financial goals. While the other Named Executive Officers achieved many of the goals set for them, the objective financial criteria set for 2006 under the Company’s annual incentive program were not met and given the Company’s reduction in workforce and its goal of reducing expenses, in accordance with the Chief Executive Officer’s recommendation, no discretionary bonus was paid by the Company to Messrs. Levan, Abdo, Hegener or Weiner for their services to the Company during 2006. Because of the current challenging economic and market conditions, no objective financial criteria was set under the Company’s annual incentive and bonus program for 2007 and accordingly any bonus paid to the Named Executive Officers in 2007, which may range from 60% to 150% of base salary, will be paid at the discretion of the Committee based on a number of subjective factors, which may include Company performance, market conditions and the level of compensation paid to executives with similar responsibilities at comparable companies. As described above, effective April 1, 2007, Mr. Weiner ceased to be an executive officer of the Company and is not expected to receive a bonus under the Company’s annual incentive and bonus program for 2007.

In addition to being eligible for a cash bonus under the Company’s annual incentive and bonus program, the Named Executive Officers are eligible for a cash award under the Company’s Corporate Goal Bonus Plan (the “Goals Plan”). The Goals Plan provides a quarterly payout to all of the Company’s employees, including the Named Executive Officers, in an amount equal to a percentage of not more than 6% of an employee’s quarterly base salary payable at the discretion of the Company after taking into account certain pre-established quarterly goals. In 2006, a total of $35,284 in cash was awarded to the Named Executive Officers under the Goals Plan as follows:

Alan B. Levan	$6,769
John E. Abdo	9,582
Paul J. Hegener	6,354
Elliott M. Wiener	8,195
George P. Scanlon	4,384

Long-Term Equity Incentive Compensation

The Company’s long-term equity incentive compensation program provides an opportunity for the Named Executive Officers, and the Company’s other executive officers, to increase their stake in the Company through grants of options to purchase shares of Class A Stock and encourages executive officers to focus on long-term company performance by aligning the executive officers’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price. The Committee believes that providing executive officers with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options enables the Company to attract and retain qualified and experienced executive officers and offer additional long-term incentives.

The Committee’s grant of stock options to executive officers is discretionary based on an assessment of the individual executive officer’s contribution to the success and growth of the Company, subject in any event to the limitations set by the Company’s Amended and Restated 2003 Stock Incentive Plan. Decisions by the Committee regarding grants of stock options to executive officers, including the Named Executive Officers (other than the Chief Executive Officer), are generally made based upon the recommendation of the Chief Executive Officer, the level of the executive officer’s position with the Company, an evaluation of the executive officer’s past and expected future performance, the number of outstanding and previously granted stock options to the executive officer and discussions with the executive officer.

In 2006, all of the Named Executive Officers were granted options to purchase shares of Class A Stock, with an exercise price equal to the market value of such stock on the date of grant, and which vest on the fifth anniversary of the date of grant. The Committee believes that such stock options serve as a significant aid in the retention of executive officers, since these stock option awards do not vest until five years after the grant date.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements for full tax deductibility for the compensation. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. In an effort to meet the requirements of Section 162(m), the Company adopted its Performance-Based Annual Incentive Plan in 2004 to provide performance based goals for the payment of cash bonuses to certain Named Executive Officers. The objective criteria were not met in 2006. The bonus paid to Mr. Scanlon for his service to the Company during 2006 was paid based on subjective criteria. No assurance can be given that compensation paid by the Company in the future will satisfy the requirements for deductibility under Section 162(m).

Compensation of Named Executive Officers

Summary Compensation Table — 2006

The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section above) for the fiscal year ended December 31, 2006. Officers of the Company who also serve as officers or directors of affiliates receive compensation from such affiliates for services rendered on behalf of the affiliates.

							Change in
							Pension Value
						Non-Equity	and Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards	Awards(2)	Compensation	Earnings	Compensation(3)	Total

Alan B. Levan,	2006	$515,833	$6,769	$—	$230,828	$—	$—	$—	$753,430
Chief Executive Officer(4)

John E. Abdo,	2006	628,672	9,582	—	333,573	—	—	291,244	1,263,071
Vice Chairman(4)

Paul J. Hegener,	2006	403,092	6,354	—	166,789	—	—	16,600	592,835
President, Core Communities

Elliott Wiener,	2006	600,000	8,195	—	166,789	—	—	22,666	797,650
Chief Executive Officer, Levitt and Sons(5)

George P. Scanlon,	2006	283,708	104,384	—	130,781	—	—	8,800	527,673
Executive Vice President and Chief Financial Officer

(1)	Represents the discretionary component of cash awards under the Goals Plan. In addition, the amount reflected in the “Bonus” column for Mr. Scanlon includes a $100,000 payment under the Company’s annual incentive and bonus program which is tied to a subjective evaluation of overall performance. Both the Goals Plan and the Company’s annual incentive and bonus program are more fully described in the “Compensation Discussion and Analysis” section above.

(2)	All options are to purchase shares of Class A Stock. Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Other than with respect to forfeitures, of which there were none during 2006, assumptions used in the calculation of these amounts are included in footnote 4 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in Amendment No. 2 to the Company’s Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on July 5, 2007. Additional information regarding these stock options awarded to the Named Executive Officers in 2006, including the grant date fair value of such stock options, is set forth in the “Grants of Plan-Based Awards — 2006” table below.

(3)	Items included under “All Other Compensation” for each of the Named Executive Officers are set forth in the table below:

				Company
		Management		Contributions
		Fees Paid to		to Retirement
		Abdo	Insurance	and	Auto
Name	Year	Companies, Inc.	Premiums	401(k) Plans	Allowance	Total

Alan B. Levan	2006	$—	$—	$—	$—	$—
John E. Abdo	2006	291,244	—	—	—	291,244
Paul J. Hegener	2006	—	—	8,800	7,800	16,600
Elliott Wiener	2006	—	7,866	8,800	6,000	22,666
George Scanlon	2006	—	—	8,800	—	8,800

Mr. Abdo is the principal shareholder and Chief Executive Officer of Abdo Companies, Inc. Amounts included under “Insurance Premiums” include amounts paid to Mr. Weiner in connection with a life and accidental death and dismemberment policy plus long term disability coverage as well as amounts reimbursed to Mr. Weiner for medical expenses.

(4)	Each of Messrs. Levan and Abdo received non-qualified options to acquire 50,000 shares of Bluegreen’s common stock during 2006 at an exercise price of $12.07. The options vest on the fifth anniversary of the grant date and have a ten year term. The grant date fair value of the options computed in accordance with FAS 123(R) was $336,500.

(5)	Mr. Wiener was a party to an employment agreement dated July 19, 2001, as amended on August 28, 2006, pursuant to which the Company employed Mr. Wiener as Chief Executive Officer of Levitt and Sons. Effective April 1, 2007, Mr. Weiner retired as Chief Executive Officer of Levitt and Sons and began his service as Chairman Emeritus of Levitt and Sons. Additional information regarding this agreement, Mr. Wiener’s retirement as Chief Executive Officer of Levitt and Sons and Mr. Weiner’s service as Chairman Emeritus of Levitt and Sons is set forth under “Potential Payments upon Termination or Change-in-Control” below.

Grants of Plan-Based Awards—2006

The following table sets forth certain information concerning grants of awards to the Named Executive Officers pursuant to the Company’s non-equity incentive plans in the fiscal year ended December 31, 2006.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value
		Estimated Possible Payouts Under						Number of	Number of	Base Price	of Stock
		Non-Equity Incentive Plan						Shares of	Securities	of Option	and
		Awards(1)						Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold		Target		Maximum		Units	Options(2)	($ / Sh)	Awards(3)

Alan B. Levan	7/24/2006	$	N/A	$	N/A	$	N/A	0	60,000	$13.06	$371,370
John E. Abdo(4)	3/27/2006		—		—		943,008	N/A	N/A	N/A	N/A
	7/24/2006		N/A		N/A		N/A	0	60,000	13.06	371,370
Paul J. Hegener(5)	3/27/2006		—		—		—	N/A	N/A	N/A	N/A
	7/24/2006		N/A		N/A		N/A	0	30,000	13.06	185,685
Elliott Wiener(6)	3/27/2006		—		—		—	N/A	N/A	N/A	N/A
	7/24/2006		N/A		N/A		N/A	0	30,000	13.06	185,685
George P. Scanlon	7/24/2006		N/A		N/A		N/A	0	30,000	13.06	185,685

(1)	Represents the estimated possible payouts of cash awards under the formula-based component of the Company’s annual incentive program which is tied to financial performance goals. The Named Executive

Officers did not receive any payments under the formula-based component of the Company’s annual incentive program for 2006. The Company’s annual incentive program is more fully described in the “Compensation Discussion and Analysis” section above.

(2)	All options are to purchase shares of Class A Stock, were granted under the Company’s Amended and Restated 2003 Stock Incentive Plan and vest on the fifth anniversary of the date of grant.

(3)	Represents the grant date fair value computed in accordance with FAS 123(R).

(4)	Mr. Abdo’s award under the formula-based component of the Company’s annual incentive program was to be paid based on the Company’s 2006 pre-tax income, not to exceed 150% of his base salary, subject to reduction in the sole discretion of the Compensation Committee. As the conditions for payment were not met, no payments were made to Mr. Abdo under the Company’s annual incentive program.

(5)	Mr. Hegener’s award under the formula-based component of the Company’s annual incentive program was to be paid based on Core Communities’ 2006 pre-tax earnings, subject to reduction in the sole discretion of the Compensation Committee. As the conditions for payment were not met, no payments were made to Mr. Hegener under the Company’s annual incentive program.

(6)	Mr. Wiener’s award under the formula-based component of the Company’s annual incentive program was to be paid based on Levitt and Sons’ 2006 pre-tax earnings, subject to reduction in the sole discretion of the Compensation Committee. As the conditions for payment were not met, no payments were made to Mr. Wiener under the Company’s annual incentive program.

Outstanding Equity Awards at Fiscal Year-End — 2006

The following table sets forth certain information regarding equity-based awards of the Company held by the Named Executive Officers as of December 31, 2006.

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:				Market	Number of	Payout Value
	Number of	Number of		Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)		Options	Price	Date	Vested	Vested	Vested	Vested

Alan B. Levan		60,000	(2)	N/A	$20.15	1/2/2014	N/A	N/A	N/A	N/A

		40,000	(3)		32.13	7/22/2015

		60,000	(4)		13.06	7/24/2016

John E. Abdo		90,000	(2)	N/A	20.15	1/2/2014	N/A	N/A	N/A	N/A

		60,000	(3)		32.13	7/22/2015

		60,000	(4)		13.06	7/24/2016

Paul J. Hegener		45,000	(2)	N/A	20.15	1/2/2014

		30,000	(3)		32.13	7/22/2015

		30,000	(4)		13.06	7/24/2016

Elliott Wiener		45,000	(2)	N/A	20.15	1/2/2014	N/A	N/A	N/A	N/A

		30,000	(3)		32.13	7/22/2015

		30,000	(4)		13.06	7/24/2016

George P. Scanlon		25,000	(5)	N/A	23.40	8/23/2014	N/A	N/A	N/A	N/A

		30,000	(3)		32.13	7/22/2015

		30,000	(4)		13.06	7/24/2016

(1)	All options are to purchase shares of Class A Stock.

(2)	Vests on January 2, 2009.

(3)	Vests on July 22, 2010.

(4)	Vests on July 24, 2011.

(5)	Vests on August 23, 2009.

Option Exercises — 2006

None of the Named Executive Officers exercised options to purchase shares of the Company’s common stock in the fiscal year ended December 31, 2006. However, in 2006, Messrs. Hegener and Weiner exercised options to purchase shares of BankAtlantic Bancorp’s Class A Common Stock, which options had net exercise values of $165,281 and $151,958, respectively. These options were granted to Messrs. Hegener and Wiener when the Company was a wholly-owned subsidiary of BankAtlantic Bancorp and continued to vest after the Company’s spin-off from BankAtlantic Bancorp.

Potential Payments upon Termination or Change-in-Control

Mr. Wiener was a party to an employment agreement dated July 19, 2001, as amended on August 28, 2006, pursuant to which the Company employed Mr. Wiener as Chief Executive Officer of Levitt and Sons through December 31, 2008. Mr. Wiener was entitled to an annual salary during the term of $600,000 and incentive compensation in an amount equal to a percentage of pretax earnings of Levitt and Sons as determined by mutual agreement provided that Levitt and Sons achieved a predetermined after tax return on equity. In addition, the employment agreement provided that Mr. Wiener would serve as Chairman Emeritus of Levitt and Sons after December 31, 2008, or at any time prior to that date at the election of Mr. Wiener or, in the event of Mr. Wiener’s disability, at the election of Levitt and Sons. Effective April 1, 2007, Mr. Weiner retired as Chief Executive Officer of Levitt and Sons and began serving as Chairman Emeritus of Levitt and Sons. Accordingly, Mr. Wiener is no longer an executive officer of the Company, but continues to serve the Company in a non-executive position. The term for Mr. Wiener’s service as Chairman Emeritus of Levitt and Sons will be for five years. Mr. Wiener will continue to receive his annual base salary of $600,000 during the period he serves as Chairman Emeritus of Levitt and Sons and will continue to be covered under certain benefit plans provided to other employees so long as Mr. Wiener remains eligible for such coverage. The annual value of the employee benefits to be provided to Mr. Wiener under the employment agreement is estimated to be approximately $35,000. Under certain instances, payments of base salary and for employee benefits may be delayed or suspended for a period of six months in order to meet certain requirements of Internal Revenue Code Section 409A. If Mr. Wiener dies during the term of his service as Chairman Emeritus, his estate will be entitled to payment of his compensation for a period of up to five years.

Compensation of Directors

The Compensation Committee recommends director compensation to the Board based on factors it considers appropriate and based on the recommendations of management. Each non-employee director receives $100,000 for service on the Board of Directors, payable in cash, restricted stock or non-qualified stock options, in such combinations as the directors may elect, provided that no more than $50,000 may be paid in cash. The restricted stock and stock options are granted in Class A Stock under the Company’s Amended and Restated 2003 Stock Incentive Plan. Restricted stock vests monthly over a 12-month service period beginning on July 1 of each year and stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the Class A Stock on the date of grant. The number of stock options and restricted stock granted is determined by the Company based on assumptions and formulas typically used to value these types of securities. No director receives additional compensation for attendance at Board or Committee meetings except as follows. Members of the Audit Committee receive an additional $10,000 per year for their service on that committee. The Chairman of the Audit Committee receives an additional fee of $15,000 per year for service as Chairman. The Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee each receive an annual cash fee of $3,500. Other than the Chairmen, members of the Compensation Committee and the Nominating and Corporate Governance Committee do not receive additional compensation for service on those committees. Non-management directors who serve on the Investment Committee receive an additional fee of $15,000 per year. Directors who are also officers of the Company do not receive additional compensation for their service as directors or for attendance at Board or Committee meetings.

Director Compensation — 2006

The following table sets forth certain information regarding the compensation paid to the Company’s non-employee directors for their service during the fiscal year ended December 31, 2006.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards(1)(3)	Awards(2)(3)	Compensation	Earnings	Compensation	Total

James Blosser	$57,958	$—	$49,835	N/A	N/A	0	$107,793
Darwin Dornbush	50,000	—	49,835	N/A	N/A	0	99,835
S. Lawrence Kahn, III	53,500	29,992	29,897	N/A	N/A	0	113,389
Alan J. Levy	50,000	49,992	—	N/A	N/A	0	99,992
Joel Levy	60,835	—	49,835	N/A	N/A	0	110,670
William R. Nicholson	75,000	—	49,835	N/A	N/A	0	124,835
William Scherer	50,000	—	49,835	N/A	N/A	0	99,835

(1)	All restricted stock awards are in shares of Class A Stock. The dollar amount represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of restricted stock grants, including amounts from awards granted prior to 2006. There were no forfeitures during 2006. The grant date fair value of the restricted stock awards computed in accordance with FAS 123(R) is $29,992 for Mr. Kahn and $49,992 for Mr. Alan Levy.

(2)	All options are to purchase shares of Class A Stock. The dollar amount represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in Amendment No. 2 to the Company’s Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on July 5, 2007. There were no forfeitures during 2006. The grant date fair value of the stock option awards computed in accordance with FAS 123(R) is $49,835 for each of Messrs. Blosser, Dornbush, Nicholson, Scherer and Joel Levy and $29,897 for Mr. Kahn.

(3)	The table below sets forth the aggregate number of shares of restricted stock and the aggregate number of stock options held by each non-employee director as of December 31, 2006:

	Restricted	Stock
Name	Stock(a)	Options(b)

James Blosser	—	18,774
Darwin Dornbush	1,565	15,376
S. Lawrence Kahn, III	3,116	13,584
Alan J. Levy	3,890	1,699
Joel Levy	939	17,415
William Nicholson	738	17,066
William Scherer	1,565	15,376

(a)	All restricted stock awards are in shares of Class A Stock.

(b)	All options are to purchase shares of Class A Stock.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee held nine meetings during 2006. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee and the Company’s management, internal auditors and independent auditors for 2006, PricewaterhouseCoopers LLP (“PwC”), and to monitor compliance matters. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. On April 23, 2007, the Audit Committee selected PwC as the Company’s independent auditors for 2007.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with the Company’s management and internal auditors and PwC.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. PwC audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with the Audit Committee their independence and any other matters that they are required to discuss with the Audit Committee or that they believe should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and PwC.

The Audit Committee also discussed with PwC matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with PwC its independence from the Company. When considering PwC’s independence, the Audit Committee considered that there were no services to the Company beyond those rendered in connection with PwC’s audit and review of the Company’s consolidated financial statements which was compatible with maintaining PwC’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit services.

Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Amendment No. 2 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006.

Submitted by the Members of the Audit Committee:

Joel Levy, Chairman
S. Lawrence Kahn, III
William R. Nicholson

Fees to Independent Auditors for Fiscal 2006 and 2005

The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual consolidated financial statements for fiscal 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by PwC for fiscal 2006 and 2005.

	Fiscal 2006	Fiscal 2005
(In thousands)

Audit fees(1)	$1,060	$973
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)	Includes primarily fees for services related to the Company’s annual financial statement audits, the 2006 and 2005 audit of effectiveness of internal control over financial reporting and review of quarterly financial statements filed in the Company’s Quarterly Reports on Form 10-Q. In addition, the 2005 amount includes additional billing of $300,000 which was incurred during 2006 as final settlement of fees for the 2005 audit.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent certified public accounting firm and shall not engage the independent certified public accounting firm to perform any non-audit services prohibited by law or regulation. Each year, the independent certified public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent certified public accounting firm and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

The Audit Committee has determined that the provision of the services other than audit services, as described above, are compatible with maintaining the principal independent auditor’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth, as of August 22, 2007, certain information as to Class A Stock and Class B Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding Class A Stock or Class B Stock as of August 22, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and with the Company pursuant to the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after August 22, 2007. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

Class A Stock	Tradewinds Global Advisors, LLC	4,641,387	(1)	24.93%
	2049 Century Park East 20th Floor Los Angeles, CA 90067
	Advisory Research, Inc.	3,506,000	(2)	18.83
	180 North Stetson Street Suite 5500 Chicago, IL 60601
	BFC Financial Corporation	2,074,244	(3)	11.14
	2100 West Cypress Creek Road Fort Lauderdale, Florida 33309
	Brandywine Asset Management, LLC	1,304,839	(4)	7.01
	Three Christina Centre 201 N. Walnut Street Suite 1200 Wilmington, DE 19801
	Capital Research & Management Co.	1,000,000	(5)	5.37
	333 South Hope Street 55th Floor Los Angeles, CA 90071
	Pennant Capital Management, LLC	947,850	(6)	5.09
	40 Main Street Chatham, NY 07928
	Barclays Global Investors N.A.	938,435	(7)	5.04
	45 Fremont Street San Francisco, CA 94105
Class B Stock	BFC Financial Corporation	1,219,031	(3)	100%
	2100 West Cypress Creek Road Fort Lauderdale, Florida 33309

(1)	Tradewinds Global Advisors, LLC has sole voting power over 4,076,744 of such shares and sole dispositive power over all of such shares.

(2)	Advisory Research, Inc. has sole voting and dispositive power over all shares listed.

(3)	BFC has sole voting and dispositive power over all shares listed. BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of

52.7% of the outstanding common stock of BFC. Mr. Levan serves as Chairman and Chief Executive Officer of the Company and Chairman, President and Chief Executive Officer of BFC. Mr. Abdo serves as Vice Chairman of the Company and BFC.

(4)	Brandywine Global Investment Management, LLC has sole voting power over 1,292,329 of such shares and shared dispositive power over 1,304,839 of such shares.

(5)	Capital Research & Management Co. has sole voting and dispositive power over all shares listed.

(6)	Pennant Capital Management, LLC and Alan Fournier have shared voting and shared dispositive power over all shares listed.

(7)	Barclays Global Investors N.A. has sole voting power over 883,959 of such shares and sole dispositive power over all of such shares.

Security Ownership of Management

Listed in the table below are the outstanding shares of Class A Stock and Class B Stock beneficially owned as of August 22, 2007 by (i) the Named Executive Officers, (ii) the Company’s directors as of such date and (iii) the Company’s directors and executive officers as of such date as a group. The address of all parties listed below is 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

	Class A	Class B	Percent of		Percent of
	Stock	Stock	Class A		Class B
	Ownership	Ownership	Stock		Stock

BFC Financial Corporation(1)	2,074,244	1,219,031	11.14%		100%
Alan B. Levan(1)(2)(3)	16,527	—		*	—
John E. Abdo(1)(3)(4)	14,796	—		*	—
Paul J. (“Pete”) Hegener	7,256	—		*	—
George P. Scanlon	0	—		*	—
Elliott M. Wiener	0	—		*	—
James J. Blosser(5)	30,833	—		*	—
Darwin C. Dornbush(5)	25,849	—		*	—
S. Lawrence Kahn, III(5)	25,983	—		*	—
Alan Levy(5)	17,698	—		*	—
Joel Levy(5)	27,802	—		*	—
William R. Nicholson(5)	34,013	—		*	—
William R. Scherer(5)	29,695	—		*	—
All directors and executive officers of the Company as of August 22, 2007 as a group (13 persons)(1)(6)	2,304,910	1,219,031	12.38%		100%

*	Less than one percent of class.

(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 52.7% of the outstanding common stock of BFC. Mr. Levan serves as Chairman and Chief Executive Officer of the Company and Chairman, President and Chief Executive Officer of BFC. Mr. Abdo serves as Vice Chairman of the Company and BFC.

(2)	Includes beneficial ownership of 92 shares of Class A Stock held indirectly.

(3)	Includes beneficial ownership of shares of Class A Stock held in the BankAtlantic Security Plus Plan as a result of the spin-off of Levitt Corporation on December 31, 2003 as follows: Alan B. Levan — 2,772 shares; John E. Abdo — 9,744 shares.

(4)	Includes beneficial ownership of 5,052 shares of Class A Stock held indirectly.

(5)	Includes beneficial ownership of the following shares of Class A Stock, which may be acquired within 60 days pursuant to stock options: Darwin C. Dornbush — 21,430 shares; Alan J. Levy — 13,808 shares; Joel I.

Levy — 24,680 shares; James J. Blosser — 30,883 shares; William R. Nicholson — 29,175 shares; William R. Scherer — 27,485 shares; and S. Lawrence Kahn, III — 19,638 shares.

(6)	Includes beneficial ownership of 167,099 shares of Class A Stock, which may be acquired by the Company’s directors within 60 days pursuant to stock options held by them.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information, as of December 31, 2006, concerning the Company’s equity compensation plans:

Weighted Average
	Number of Securities to be	Exercise Price of	Number of
	Issued Upon Exercise of	Outstanding	Securities
	Outstanding Options,	Options, Warrants	Remaining Available
Plan Category	Warrants or Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	1,892,181	$20.73	1,107,819
Equity compensation plans not approved by security holders	—	—	—

Total	1,892,181	$20.73	1,107,819

2) PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION

Description of the Amendment

The amendment (referred to in this section as the “Amendment”) amends Article III of the Company’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Class A Stock from 50 million shares to 150 million shares. The form of the Amendment is attached to this Proxy Statement as Appendix A. The relative rights, powers and limitations of the Class A Stock and Class B Stock, and the number of authorized shares of Class B Stock, remain unchanged by the Amendment. Holders of Class A Stock and holders of Class B Stock have no preemptive right to acquire or subscribe for any of the additional shares of Class A Stock authorized by the Amendment.

Reasons for the Amendment

The Company’s Amended and Restated Articles of Incorporation presently authorize the issuance of a total of 50 million shares of Class A Stock and 10 million shares of Class B Stock. At August 30, 2007,           shares of Class A Stock and 1,219,031 shares of Class B Stock were issued and outstanding. In addition, an aggregate of           shares of Class A Stock are reserved for issuance upon exercise of currently outstanding stock options. Also, shares of Class B Stock are convertible into shares of Class A Stock on a share-for-share basis.

The Board authorized the Amendment to enable the Company to proceed with its previously-announced rights offering of up to $200 million of additional shares of Class A Stock, and to give the Company greater flexibility to consider potential future actions which involve the issuance of shares, including possible future financings, stock offerings, acquisitions, stock-based compensation, stock dividends or distributions or other corporate purposes which may be identified in the future by the Board.

Other than in connection with the anticipated rights offering, the Company has no current plans and has no agreements with respect to the issuance of any shares of Class A Stock or Class B Stock. However, no subsequent shareholder approval will be required prior to the issuance of the authorized number of shares of Class A Stock (including the additional shares authorized by the Amendment), nor is it anticipated that shareholder approval will be sought in connection with any such future issuances, unless such approval is otherwise required by law or regulation.

Possible Anti-Takeover Effects of the Amendment

The authorization of additional shares of Class A Stock contemplated by the Amendment is not intended to have an anti-takeover effect. However, the issuance of Class A Stock, which has relatively less voting power than the Class B Stock, whether in connection with the rights offering, another public offering, an acquisition or a stock dividend, could have the effect of enabling existing management and shareholders, including BFC, to retain substantially their current relative voting power without the dilution which would be experienced if additional shares of Class B Stock were issued. Future issuances of additional shares of Class A Stock would have the effect of diluting the voting rights of existing holders of Class A Stock and could have the effect of diluting earnings per share and book value per share of all existing shareholders. Further, in the event that a stock dividend on the Class B Stock was declared which was payable in Class A Stock, BFC could dispose of shares of Class A Stock without significantly affecting its voting power. The Amendment will allow BFC, as the sole existing holder of Class B Stock, to continue to exercise voting control over the Company even if the Company were to raise additional capital through the issuance of Class A Stock, and the Amendment will result in the authorization of additional shares of Class A Stock which may be issued without additional shareholder approval. As a consequence, the Amendment may further limit the circumstances in which a sale or transfer of control of the Company could be consummated which was not acceptable to management or BFC. However, it should be noted that a sale, contested merger, assumption of control by an outside principal shareholder or the removal of incumbent directors, would at the present time be impossible without the concurrence of BFC, given its ownership position in the Company.

The Company’s Amended and Restated Articles of Incorporation and By-Laws also presently contain other provisions which could have anti-takeover effects. These provisions include, without limitation, (i) the higher relative voting power of the Class B Stock as compared to the Class A Stock, (ii) the division of the Company’s Board of Directors into three classes of directors with three-year staggered terms, (iii) the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval, and (iv) certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

The Company is also subject to the Florida Business Corporation Act, including provisions related to “control share acquisitions” and “affiliated transactions.” The control share acquisition statute generally provides that shares acquired within specified voting ranges (shares representing in excess of 20%, 33% and 50% of outstanding voting power) will not possess voting rights unless the acquisition of the shares is approved by the Company’s Board of Directors before acquisition of the shares or the voting rights associated with the shares are approved by a majority vote of the Company’s disinterested shareholders following the acquisition of the shares. Subject to exceptions for certain transactions based on pricing or approval by a majority of disinterested directors, the affiliated transaction statute generally requires the approval of the holders of 66 2/3% of our outstanding voting power, other than the shares owned by an interested shareholder, to effectuate certain transactions involving the Company and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, sale of assets or issuance of shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting that may be brought before the Annual Meeting.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP served as the Company’s independent registered certified public accounting firm for each of the years ended December 31, 2006, 2005 and 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

ADDITIONAL INFORMATION

“Householding” of Proxy Material.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”), that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a shareholder at a shared address to which a single Proxy Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple Proxy Statements and would like to request delivery of a single Proxy Statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by calling 800-937-5449 or by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane — Plaza Level, New York, NY 10038, attention Marianella Patterson.

Advance Notice Procedures.  Under the Company’s By-Laws, no business may be brought before an Annual Meeting of Shareholders unless it is specified in the notice of the Annual Meeting of Shareholders or is otherwise brought before the Annual Meeting of Shareholders by or at the direction of the Board of Directors or by a shareholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the By-Laws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders — that is, with respect to the Annual Meeting of Shareholders in 2008, between May 29, 2008 and June 28, 2008 (or by such other date as set forth in a Company filing under the Exchange Act). In addition, any shareholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in the By-Laws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

Shareholder Proposals for the 2008 Annual Meeting.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Shareholders in 2008 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than May 9, 2008 (or by such other date as set forth in a Company filing under the Exchange Act), at the Company’s main offices, 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s Proxy Statement and form of proxy for that meeting.

Proxy Solicitation Costs.  The enclosed Proxy Statement is solicited on behalf of the Board of Directors. The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman

September 6, 2007

Appendix A

FORM OF ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LEVITT CORPORATION

The Amended and Restated Articles of Incorporation of LEVITT CORPORATION, a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act and such amendments are set forth as follows:

1. The first sentence of the first paragraph of Article III is hereby deleted in its entirety and replaced with the following:

“The aggregate number of shares of capital stock which this Corporation shall have authority to issue is One Hundred Sixty-Five Million (165,000,000) of which Five Million (5,000,000) shall be preferred stock, par value $.01 per share, and of which One Hundred Sixty Million (160,000,000) shall be common stock, par value $.01 per share, consisting of One Hundred Fifty Million (150,000,000) shares of a class designated “Class A Common Stock” and Ten Million (10,000,000) shares of a class designated “Class B Common Stock” (the Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to collectively as the “Common Stock”).”

A-1